FOR IMMEDIATE RELEASE

CONTACT:
Nigel P. Hebborn
Executive Vice President
(401) 274-5658 ext. 714
 www.nestor.com

NESTOR, INC. REPORTS SECOND QUARTER AND SIX MONTH RESULTS

Providence, RI - August 14, 2006 - Nestor, Inc. (NASDAQ: NEST), a leading provider of advanced automated traffic enforcement solutions, is pleased to release second quarter and six month results. Total revenues for the three-month period ending June 30, 2006 decreased 17% to $2,003,000 from $2,414,000 in the second quarter of 2005, and decreased 12% to $3,755,000 from $4,266,000 for the six months ended June 30, 2005. Excluding our one-time product sales recorded in 2005, our recurring lease and service fee revenues increased 31% and 34%, respectively, as compared to the prior year second quarter and six month results. The growth reflects the continued increase in installed systems, with 182 installed CrossingGuard units and 3 installed speed units generating revenues at June 30, 2006 as compared to 141 CrossingGuard units at June 30, 2005. At June 30, 2006, our existing contracts authorized up to an additional 200 CrossingGuard and 11 speed units, as compared to 128 CrossingGuard units last year at June 30.

Net loss reported for the quarter ended June 30, 2006 was $4,004,000, as compared to a net loss of $3,444,000 in the second quarter of 2005. Net loss reported for the six months ended June 30, 2006 was $7,496,000, as compared to a net loss of $3,277,000 in 2005. The net loss reported in 2006 included the effect of adopting the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” which established accounting for equity instruments exchanged for employee services. The Company expensed a non-cash charge of $581,000 for share-based compensation in the second quarter of 2006, and $1,321,000 for the six months ended June 30, 2006. No charges for share-based compensation were recorded in 2005. In the second quarter of 2006, non-cash derivative instrument income was $2,415,000 as compared to expense of $547,000 in the second quarter of 2005. For the six months ended June 30, non-cash derivative instrument income was $2,967,000 in 2006 and $2,014,000 in 2005. Also, amortization of debt discount expense was $2,940,000 and $3,514,000 for the quarter and six months ended June 30, 2006 as compared to $572,000 and $1,056,000 in the comparable 2005 periods.

Modified EBITDA for the quarter and six months ended June 30, 2006 was a loss of $1,462,000 and $3,184,000, respectively, compared to a loss of $1,498,000 and $2,912,000 in the comparable 2005 periods. The improvement in modified EBITDA for the second quarter reflects the growth in recurring revenues being realized and the cost containment efforts initiated in the first quarter of 2006.

We calculate modified EBITDA by first calculating EBITDA, which we define as net income before interest expense, debt restructuring or debt extinguishment costs (if any during the relevant measurement period), provision for income taxes, and depreciation and amortization. Then we exclude derivative instrument income or expense, debt discount expense, share-based compensation expense, and asset impairment charges These measures eliminate the effect of financing transactions that we enter into on an irregular basis based on capital needs and market opportunities, and these measures provide us with a means to track internally generated cash from which we can fund our interest expense and our growth. In comparing modified EBITDA from year to year, we also ignore the effect of what we consider non-recurring events not related to our core business operations to arrive at what we define as modified EBITDA. Because modified EBITDA is a non-GAAP financial measure, we include in the table at the end of this press release reconciliations of modified EBITDA to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States. We present modified EBITDA because we believe it provides useful information regarding our ability to meet our future debt payment requirements, capital expenditures and working capital requirements, and that it provides an overall evaluation of our financial condition. In addition, modified EBITDA is defined in certain financial covenants under our 7% Senior Secured Convertible Notes and may be used to adjust the interest rate on those notes at July 1, 2007 and January 1, 2009 and determine whether the holders of those notes have a redemption right at May 25, 2009.

Modified EBITDA has certain limitations as an analytical tool and should not be used as a substitute for net income, cash flows or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles in the United States or as a measure of our profitability or our liquidity.

We had unrestricted cash and cash equivalents of approximately $12,069,000 at June 30, 2006 versus $1,224,000 at the end of 2005. At June 30, 2006, we had approximately $4 million cash reserves held and restricted to secure our obligations under a letter of credit We completed the private placement of $28,550,000 aggregate principal amount of our 7% Senior Secured Convertible Debt in May 2006, as further described in our Current Report on Form 8-K filed with the SEC on May 26, 2006. More details regarding our results for our second quarter of 2006 may be found in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2006.

Bill Danzell, CEO of Nestor, stated, “We had several notable accomplishments in the second quarter. We signed our first contract in Washington State and continued the deployment of our redesigned digital CrossingGuard® red light product. The redesigned system is proving less costly to install and shows higher issuance rates than its predecessor. The redesigned red light systems are to be installed at the approximately 20 approaches currently under construction and the approximately 50 approaches currently being designed. Perhaps most importantly, we completed a private placement in May that brought the Company needed capital and that we expect will allow senior managers to focus their efforts on our goals of growing revenue and reducing costs. “

Nestor Traffic Systems provides automated traffic enforcement solutions to state and municipal governments. Nestor Traffic Systems is the exclusive North American distributor for the Vitronic PoliScanSpeed™ scanning LiDAR, capable of tracking multiple vehicles in multiple lanes simultaneously. Our CrossingGuard® red light enforcement system uses patented multiple, time-synchronized videos to capture comprehensive evidence of red light and speed violations. In addition, CrossingGuard® offers customers a unique Collision Avoidance™ safety feature that can help prevent intersection collisions. CrossingGuard® is a registered trademark of Nestor Traffic Systems, Inc. PoliScanSpeed™ is a trademark of Vitronic. For more information, call (401) 274-5658 or visit www.nestor.com.

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NESTOR, INC. REPORTS SECOND QUARTER AND SIX MONTH RESULTS
AUGUST 14, 2006

Statements in this press release about future expectations, plans and prospects for Nestor, including statements containing the words "expects," "will," and similar expressions, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. We may not achieve the plans, intentions or expectations disclosed in our forward-looking statements and investors should not place undue reliance on our forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including: market acceptance of our products, competition, patent protection of our technology, and other factors discussed in Risk Factors in our most recent Annual Report on Form 10-K filed with the SEC, and as updated in our most recent Quarterly Report on Form 10-Q. Investors are advised to read Nestor's Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed after our most recent annual or quarterly report. The forward-looking statements included in this press release represent our current views and we specifically disclaim any obligation to update these forward-looking statements in the future.

Reconciliation of Modified EBITDA to Net Income

The table below is a reconciliation of modified EBITDA to net income for the three and six month periods ended June 30:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

GAAP net loss	$(4,004,000)	$(3,444,000)	$(7,496,000)	$(3,277,000)
Interest expense, net of interest income	565,000	83,000	798,000	98,000
Income tax expense	---	---	---	---
Depreciation and amortization	696,000	744,000	1,471,000	1,225,000
EBITDA	(2,743,000)	(2,617,000)	(5,227,000)	(1,954,000)
Derivative instrument (income) expense	(2,415,000)	547,000	(2,967,000)	(2,014,000)
Debt discount expense	2,940,000	572,000	3,514,000	1,056,000
Stock-based compensation expense	581,000	---	1,321,000	---
Asset impairment charge	175,000	---	175,000	---
Modified EBITDA	(1,462,000)	(1,498,000)	(3,184,000)	(2,912,000)

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